UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2012

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 14, 2012, Polymer Group, Inc. (“PGI” or the “Company”) and Michael Hale entered into Amendment No. 1 to that certain Executive Employment Agreement effective as of January 28, 2011 (the “Original Agreement”), amending certain of the terms of Mr. Hale’s employment. The Original Agreement, as amended, is referred to throughout this Current Report on Form 8-K as the “Amended Agreement.”

The Amended Agreement reflects that Mr. Hale’s title has changed from Chief Operating Officer to Senior Vice President, Global Supply Chain and that he is obligated to fulfill the normal duties of that position.

In addition, the Amended Agreement decreases Mr. Hale’s annual base salary from $431,600 to $275,002, subject to annual review and adjustment by PGI’s Board of Directors in its discretion. The Amended Agreement also provides for a monthly payment of $13,050 (the “Transition Support Compensation”) for a period from May 1, 2012 to December 31, 2013 (the “Transition Support Period”) as a result of his transition into his new position at the Company (the “Transition”).

Under the Amended Agreement, Mr. Hale is entitled to participate in a short-term cash incentive bonus plan (the “Bonus Plan”) to the extent that such a plan is implemented for any given year, in the discretion of PGI’s Board of Directors. Under the Original Agreement, Mr. Hale’s annual target bonus under the Bonus Plan was 55% of his base salary, and the maximum annual bonus payable to Mr. Hale was 110% of his base salary. Under the Amended Agreement, such annual target bonus is 40% of his base salary with a maximum annual bonus of 80% of his base salary. As a result of the Transition, the Amended Agreement also provides that Mr. Hale is eligible to receive an annual transition support bonus (the “Transition Support Bonus”) equal to the sum of (1) a target of 15% up to a maximum of 30% of his base salary, and (2) a target of 55% up to a maximum of 110% of the Transition Support Compensation, for each fiscal year or portion thereof during the Transition Support Period. Awards under the Bonus Plan are based on annual performance goals to be set by PGI’s Board of Directors in consultation with the Chief Executive Officer.

Mr. Hale will be eligible to participate in PGI’s benefit programs for which employees of PGI are generally eligible, including health, life, retirement and disability, to the extent that Mr. Hale satisfies the eligibility requirements for those plans.

The Company may terminate Mr. Hale’s employment immediately upon Mr. Hale’s death or disability or with notice of termination to Mr. Hale at any time, with or without “cause” (as defined in the Amended Agreement). In addition, Mr. Hale’s employment will terminate upon Mr. Hale’s resignation.

If Mr. Hale’s employment is (1) terminated by PGI at any time during the term of the Amended Agreement for “cause,” or (2) terminated upon Mr. Hale’s resignation during the Transition

Support Period or after January 31, 2014 other than for “good reason” (as defined in the Amended Agreement), Mr. Hale will be entitled to receive only his base salary through the date of termination and will not be entitled to receive any other salary, compensation or benefits from PGI or its subsidiaries, except as otherwise specifically provided for under PGI’s employee benefit plans or as otherwise expressly required by applicable law.

If Mr. Hale’s employment is (1) terminated by PGI other than for “cause,” (2) terminated upon Mr. Hale’s resignation with “good reason” during the term of the Amended Agreement, or (3) terminated upon Mr. Hale’s resignation after the Transition Support Period and on or before January 31, 2014 other than for “good reason,” Mr. Hale will be entitled to receive, subject to his execution of a general release in favor of PGI:

•

If the termination occurs during the Transition Support Period, (1) an amount equal to 1.5 times the sum of (a) Mr. Hale’s base salary plus Transition Support Compensation, and (b) target annual bonus plus Transition Support Bonus, each as in effect immediately prior to the termination; (2) his annual bonus and Transition Support Bonus for the fiscal year in which the termination occurred prorated for the actual number of days employed; and (3) any annual bonus and Transition Support Bonus for a completed fiscal year that was earned but not yet paid to Mr. Hale.

•

If the termination occurs after the Transition Support Period but on or before January 31, 2014, (1) an amount equal to the sum of (a) Mr. Hale’s base salary plus Transition Support Compensation, and (b) target annual bonus plus Transition Support Bonus, each as in effect immediately prior to the termination; and (2) any annual bonus and Transition Support Bonus for a completed fiscal year that was earned but not yet paid to Mr. Hale.

•

If the termination occurs on or after February 1, 2014 and before the term of the Amended Agreement expires, (1) an amount equal to the sum of (a) Mr. Hale’s base salary, and (b) target annual bonus, each as in effect immediately prior to the termination; and (2) any annual bonus and Transition Support Bonus for a completed fiscal year that was earned but not yet paid to Mr. Hale.

In the event of Mr. Hale’s disability or death, Mr. Hale or his heirs, as applicable, will be entitled to receive only his base salary through the date of such event and any annual bonus for a completed fiscal year that has not yet been paid.

The Amended Agreement also contains standard provisions regarding confidential information and post-employment obligations, including treatment of PGI property, non-disclosure, non-competition, non-solicitation and non-disparagement.

Unless earlier terminated in accordance with the provisions thereof, the term of the Amended Agreement is until January 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: June 20, 2012	By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Senior Vice President, General Counsel and Secretary